Exhibit 21

Subsidiaries of the Company:

•                  Papa John’s USA, Inc., a Kentucky corporation

•                  PJ Food Service, Inc., a Kentucky corporation

•                  Papa John’s Support Services, Inc., a Kentucky corporation

•                  Risk Services Corp., a Kentucky corporation

•                  Capital Delivery, Ltd., a Kentucky corporation

•                  RSC Insurance Services Ltd., a Bermuda corporation

•                  Colonel’s Limited, LLC, a Virginia limited liability company

•                  Star Papa, LP, a Delaware limited partnership company

•                  Papa John’s (U.K.) Ltd., a United Kingdom corporation

•                  Perfect Pizza Ltd., a United Kingdom corporation

•                  Perfect Pizza Holdings, Ltd., a United Kingdom corporation